Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2022, with respect to the consolidated financial statements and schedules of Crestwood Equity Partners LP, included in its Annual Report on Form 10-K for the year ended December 31, 2021 incorporated by reference in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Oasis Petroleum Inc.

/s/ Ernst & Young LLP

Houston, Texas

April 28, 2022